Exhibit 99.1

Schlumberger Announces First-Quarter 2016 Results

•	Revenue of $6.5 billion decreased 16% sequentially

•	EPS of $0.40 declined 38% sequentially, excluding charges and credits

•	Repurchased 7.1 million shares for $475 million during the quarter

•	Quarterly cash dividend of $0.50 per share approved

•	Cameron merger closed on April 1, 2016

Houston, April 21, 2016 – Schlumberger Limited (NYSE:SLB) today reported results for the first quarter of 2016.

			(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015	Sequential		Year-on-year
Revenue	$6,520	$7,744	$10,248	-16%		-36%
Pretax operating income	901	1,288	1,993	-30%		-55%
Schlumberger net income, excluding charges and credits*	501	819	1,358	-39%		-63%
Diluted EPS, excluding charges and credits*	$0.40	$0.65	$1.06	-38%		-62%
Pretax operating margin	13.8%	16.6%	19.4%	-281	bps	-563	bps

North America revenue	$1,464	$1,955	$3,222	-25%		-55%
North America pretax operating income (loss)	(10)	139	416	-107%		-102%
North America pretax operating margin	-0.7%	7.1%	12.9%	-777	bps	-1,357	bps

International revenue	$4,979	$5,714	$6,889	-13%		-28%
International pretax operating income	1,062	1,259	1,661	-16%		-36%
International pretax operating margin	21.3%	22.0%	24.1%	-70	bps	-277	bps

*	Schlumberger net income, including charges and credits, was $975 million in the first quarter of 2015. Schlumberger net loss, including charges and credits, was $1.016 billion in the fourth quarter of 2015. Diluted EPS, including charges and credits, was $0.76 in the first quarter of 2015. Loss per share, including charges and credits, was $0.81 in the fourth quarter of 2015. There were no charges or credits recorded during the first quarter of 2016. See section entitled “Charges & Credits” for details.

Schlumberger Chairman and CEO Paal Kibsgaard commented, “During the first quarter of 2016, the decline in global activity and the rate of activity disruption reached unprecedented levels as the industry displayed clear signs of operating in a full-scale cash crisis. Budgeted E&P spend fell again and substantially affected our operating results. This environment is expected to continue deteriorating over the coming quarter given the magnitude and erratic nature of the disruptions in activity.

“Sequentially, the first-quarter revenue decrease of 16% was one of the steepest quarterly declines we have posted since this downturn started. This was driven by a continuing drop in activity and persistent pricing pressure throughout our global operations as well as from project delays, job cancellations and activity disruptions. North America revenue fell 25% sequentially as the US land rig count declined 31% following customer budget cuts. By the end of the quarter, the US land rig count had fallen to around 400, representing a drop of 80% from the peak of October 2014. International revenue declined 13% due to a combination of customer budget cuts, activity disruptions, seasonal winter slowdowns, and continued pricing pressure. The decline in international revenue was most pronounced in the Europe/CIS/Africa Area where seasonally lower performance was exacerbated by the further weakness of the Russian ruble. Revenues in the Latin America and Middle East & Asia Areas also fell significantly.

“Among the business segments, first-quarter revenues of the Drilling and Reservoir Characterization Groups declined sequentially by 16% and 20%, respectively, on continued lower demand for exploration- and development-related products and services as customer budgets were further reduced. Production Group revenue declined by 11% generally due to lower pressure pumping services in North America.

“As previously announced, the Cameron merger closed on April 1, 2016. Cameron is now the fourth Schlumberger product group alongside the existing Reservoir Characterization, Drilling and Production Groups. Cameron’s first-quarter revenue was $1.6 billion.

“Meanwhile, E&P spending cuts continue. Recent spending surveys for 2016 now indicate sharper declines than previously forecasted. Global spending reductions in 2016 are approaching 25%, corresponding to reductions between 40% to 50% in North America and around 20% internationally.

“In this environment, our overall outlook for the oil markets remains unchanged with the tightening of the supply-demand balance expected to continue during the rest of the year. Although new exports from Iran and growing global oil inventories drove oil prices lower earlier in the quarter, prices have rebounded to around the $40 level, due to underlying market trends, supply disruptions and talks about a production freeze. Demand growth forecasts remain steady, while OPEC production levels have been largely flat since mid-2015. Production in North America continues to fall as the effects of decline become more pronounced, while mature non-OPEC production is also declining in a number of regions.

“In navigating this landscape, we remain focused on balancing market share against profitability while also working to best preserve the core capabilities of the company for the long term. We will continue to tailor costs and resources to activity, while remaining cautious in adding back capacity given the unpredictable nature of the current market.

“In the midst of a deepening downturn that has already entered its seventh quarter, we are still optimistic and confident about the medium term outlook for Schlumberger. Our unmatched ability to generate cash in the oilfield services industry allows us to capitalize on a variety of significant business opportunities while continuing to return cash to our shareholders through dividends and stock buy-backs. This, combined with the strategic moves we have made that include the Cameron merger, leaves us very well positioned once markets start to recover.”

Other Events

During the quarter, Schlumberger repurchased 7.1 million shares of its common stock at an average price of $67.34 per share for a total purchase price of $475 million.

On March 24, 2016, Schlumberger announced the acquisition of Meta Downhole Limited, a UK-based engineering and service company that offers technology and expertise to provide downhole metal-to-metal isolation solutions in well integrity applications.

On March 31, 2016, Schlumberger acquired Asset Development & Improvement Ltd., a leading UK-based consultancy to the oil and gas industry.

On April 1, 2016, Schlumberger completed its merger with Cameron International Corporation (Cameron). The transaction combines two complementary technology portfolios in a pore-to-pipeline products and services offering. The merger creates technology-driven growth by integrating Schlumberger reservoir and well expertise with Cameron wellhead and surface equipment, flow control, and processing technology. This combination will result in the industry’s first complete drilling and production systems, which will be enabled by Schlumberger expertise in instrumentation, data processing, control software, and system integration.

On April 5, 2016, Schlumberger announced the completion of its $1.24 billion tender offer for Cameron’s outstanding senior notes.

On April 12, 2016, Schlumberger announced that it will reduce its activity in Venezuela to align operations with cash collections. This measure is a result of insufficient payments received in recent quarters and a lack of progress in establishing new mechanisms that address past and future accounts receivable. The reduction in activity levels has begun and will be made in close coordination with all customers in Venezuela, in order to continue to provide service to those customers with available cash flow, while allowing for a safe and orderly wind down of operations for others.

On April 20, 2016, the Company’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on July 8, 2016 to stockholders of record on June 1, 2016.

North America

North America first-quarter revenue of $1.5 billion decreased 25% sequentially, as the US land rig count declined 31% and customer E&P budgets were further reduced. Land revenue fell 29% from lower activity, continuing pricing pressure, and the early onset of the Canadian spring break-up. Offshore revenue decreased 18% on reduced activity, project delays, and lower multiclient seismic license sales.

North America pretax operating margin declined 777 basis points (bps) sequentially to -1% as the downturn deepened causing further E&P spending cuts, and as widespread operational disruptions prevented prompt cost adjustments. While focus was maintained on balancing market share position and profitability, the economics of temporarily shutting down operations were weighed against the cost of maintaining resources. As a result, decremental operating margin increased from 20% to 30% sequentially. We will continue to tailor service capacity to activity while preserving long-term operational and technical capabilities, and we will also remain cautious in adding capacity once activity shows signs of recovery.

In the first quarter, integrated services and new Schlumberger technologies helped increase production and operational efficiency in North America.

In US land, the Department of Energy’s National Energy Technology Laboratory and its partners, West Virginia University, the operator Northeast Natural Energy LLC, and The Ohio State University, formed the Marcellus Shale Energy and Environment Laboratory (MSEEL) Consortium to monitor unconventional gas production in wells in the Marcellus shale play. Schlumberger was selected as the sole technology and service provider with the objective of better understanding the wells’ long-term production performance, environmental and social impact, to optimize protective management and well treatment strategies for future unconventional developments in the region. Schlumberger Integrated Production Services designed a unique stimulation program that maximized wellbore coverage. Wireline technologies included Quanta Geo* photorealistic reservoir geology service and XL-Rock* large-volume rotary sidewall coring service to identify a preferred lateral landing target. A combination of Drilling & Measurements technologies, notably PowerDrive Archer* high-build-rate rotary steerable system, SonicPacer* acoustic shale evaluation service, and PayZone Steering* well placement service confined the horizontal wellbores in the target interval while Invizion* well integrity services ensured effective zonal isolation. Furthermore, WellWatcher Contact* MSS proppant placement assurance system measured wellbore distributed temperature and acoustic data in real time during fracturing to verify the uniformity of the proppant placement. The project wells were successfully completed and are now in production with encouraging initial results.

In US land, Well Services used BroadBand Sequence* fracturing service to refracture multiple wells for Enerplus Resources in the Williston Basin in eastern Montana and western North Dakota. Technical experts from various product lines working in a Production Technology Integration Center helped the customer select and rank the candidate wells. BroadBand* technology overcame the challenges posed by the exposed wellbore and the need for effective diversion by sequentially isolating fractures in the wellbore to ensure each cluster in every zone was fractured and contributed to the well’s production. A low viscosity composite fluid from the BroadBand family of unconventional reservoir completion services ensured adequate proppant suspension and avoided screen outs or unwanted sand settling across the entire lateral section. Post-job fracture gradient analysis on the wells indicated that new rock was encountered, which resulted in a three-to-sixfold production increase among four wells that were refractured.

In US land, Schlumberger Bits & Drilling Tools achieved record footage drilled for BP Lower 48 in the Woodford shale unconventional play. The IDEAS* integrated drillbit design platform was used to customize an MDSi813 drillbit with RockStorm* wear-resistant, high-impact polycrystalline diamond compact (PDC) cutters. The fit-for-purpose design improved rate of penetration (ROP) and reduced the number of bits required to drill the lateral wellbore, resulting in a 71% improvement in footage drilled compared to the average of the top 10 comparable offset wells. This achievement resulted in an AFE savings of 24 days and $1 million.

In North Dakota, Completions used Infinity* dissolvable plug-and-perf technology for Zavanna in the Bakken Formation. The Infinity system uses degradable fracturing balls and seats instead of plugs to isolate zones during stimulation and is suitable for a variety of applications and formation lithologies. A total depth verification check on one high-temperature unconventional well that used Infinity technology confirmed no remnants of the dissolvable system remained. As a result, the customer saved 50 hours of operating time on a second well by eliminating the need for post-stimulation plug millout.

In California, Bits & Drilling Tools introduced StingBlade* conical diamond element bit to drill three geothermal wells in Sonoma and Lake Counties. In the past, the super-hard serpintine, argilite, and graywacke rock of these formations caused severe bit damage as well as short, slow runs with damaging vibration. StingBlade technology increased the ROP by 97% compared to roller cone runs, and averaged a 5% increase in footage.

In the US Gulf of Mexico, Wireline completed a 3D vertical seismic profile data acquisition program for BP Exploration and Production Inc. Using a 100-level receiver array conveyed on wireline cable, Schlumberger set a new record with a total of 47,874 shots over a spiral survey grid with a cumulative distance of 1,380 km.

In Canada, WesternGeco received underwriting for a deepwater 3D multiclient survey covering more than 9,000 km2 in the Flemish Pass offshore Newfoundland. Seismic acquisition will commence in the second quarter of 2016 using IsoMetrix* marine isometric seismic technology. The purpose-built WesternGeco Amazon Conqueror will tow 14 streamers during the summer and deliver its first images later in the year. In 2017, measurement of an additional 9,000 km2 is planned to provide contiguous high-resolution, long-offset, broadband seismic data for the location.

International Areas

Revenue for the International Areas of $5.0 billion decreased 13% sequentially due to a combination of customer budget cuts, activity disruptions, seasonal winter slow-downs, persistent pricing pressures, and currency weaknesses.

Middle East & Asia Area revenue of $2.0 billion declined 11% sequentially, due mainly to the seasonal winter slowdown in China and lower activity in Australia and the Asia-Pacific region as a result of customer budget cuts. These factors led to lower rig counts, job deferrals, and project cancellations. Revenue in the Middle East GeoMarkets was also lower as solid activity in Kuwait, Egypt, and the United Arab Emirates was more than offset by weaker revenue in the rest of the region due to the effects of service pricing concessions and project completions.

Europe/CIS/Africa Area revenue of $1.7 billion dropped 18% sequentially, mainly in Russia and Central Asia due to weakness in the Russian ruble and the seasonal winter slowdown. Severe weather, lower exploration and project completions in the North Sea and widespread project delays and job cancellations in Sub-Saharan Africa also contributed to the drop in revenue.

Revenue in the Latin America Area of $1.3 billion declined 9% sequentially, mainly on significantly lower activity in Mexico & Central America and on customer budget cuts in the Colombia & Peru, Brazil, and Argentina, Bolivia & Chile GeoMarkets. These effects were partially offset by the start of a new SPM project in Ecuador.

International Area pretax operating margin of 21% decreased 70 bps sequentially due to project cancellations, job delays, and activity disruptions, particularly in the Europe/CIS/Africa Area. Sequentially, Europe/CIS/Africa pretax operating margin decreased 194 bps to 19%, while the Latin America and the Middle East & Asia Areas maintained their margins of 23% and 22%, respectively.

Sequential decremental operating margin improved to 27% as higher decrementals in Europe/CIS/Africa were offset by better performance in the Latin America and Middle East & Asia Areas due to prompt resource adjustments.

The first quarter saw a number of major events and contract awards in the international areas that highlighted key areas of Schlumberger performance in technology, integration, reliability and efficiency.

In March, Schlumberger and the Saudi Aramco President and CEO Amin H. Nasser inaugurated the state-of-the-art Middle East Center for Reliability and Efficiency (CRE) in Dammam, Saudi Arabia. The Middle East CRE is the newest and largest addition to the Schlumberger network of high-efficiency centers dedicated to advanced maintenance services for oilfield technologies and marks another important milestone in the company’s pursuit of operational excellence through our transformation program. In addition to the Middle East CRE in the Kingdom of Saudi Arabia, the network includes regional centers in Malaysia, Mexico and the United States. Testing Services, which centralized its assets in the Middle East CRE in 2015, has already achieved a 21% increase in asset turnaround times.

In Kuwait, the Kuwait Oil Company awarded Schlumberger a five-year contract valued at more than $450 million for the engineering, procurement, construction, commissioning, and operation of two facilities—one for Jurassic gas production in the Sabriya field, and the other for heavy oil production in the Umm Niqa field.

In China, CNOOC awarded Software Integrated Solutions (SIS) a three-year contract for E&P software and related services, which marks their fourth consecutive award. The contract includes the Petrel* E&P software and Techlog* wellbore software platforms, and the INTERSECT* high-resolution reservoir simulator. The Petrel platform enables companies to standardize workflows from exploration to production and make better informed decisions. The contract award was based on the proven SIS track record in delivering industry-leading software and superior technical support services.

Also in China, PetroChina awarded Drilling & Measurements a contract for 10 ultradeep and high-temperature wells in Ordovician carbonate formations. The seismicVISION* seismic-while-drilling service helped overcome uncertainties associated with heterogeneity and variations in velocity and thickness in both shallow formations and Permian volcanic rock. The well paths were redesigned to meet the primary drilling targets and avoid drilling hazards. To date, seven wells are already in production and are meeting the customer’s expectations.

In Egypt, Testing Services was awarded a $60 million, three-year contract by BP Egypt Company for completions installation and commissioning services in the offshore West Nile Delta Taurus Libra Field. With production expected to begin in 2017, Schlumberger will provide the well testing package along with fast-acting control subsea landing string services. Development drilling has begun in this program that includes 21 wells and is expected to produce 1.2 Bcf/d, or approximately 25% of Egypt’s current gas production.

Offshore Libya, Mellitah Oil and Gas B.V. awarded Testing Services and OneSubsea a contract for subsea landing string system services during phase two development of the Bahr Essalam field. The two-and-a-half year contract includes the deployment of SenTREE 7* completion subsea test tree technology to complete 13 gas wells. SenTREE 7 technology, which can be customized for each job, is rated to 10,000-psi working pressure and is a rapid and reliable method to disconnect the completion landing string during an emergency

Offshore Mozambique, WesternGeco has begun a prefunded 14,500-km2 survey with the Western Trident and WG Amundsen using IsoMetrix marine isometric seismic technology. This is the first time that IsoMetrix technology will be used simultaneously by two vessels working on the same project. The survey follows the success of a 2D project by WesternGeco in Mozambique and reflects the technology, local knowledge, and experience that WesternGeco has developed in the area. The survey is expected to be completed in the fourth quarter of 2016.

In Mexico, WesternGeco received additional precommitments from several major oil companies for the multiyear Campeche deepwater wide-azimuth multiclient project—the first of its kind in the Mexican waters of the Gulf of Mexico. Campeche project deliverables will provide information to oil companies for licensing rounds in 2016 and beyond as well as for future exploration and appraisal activities in the area.

In the North Sea, Apache awarded WesternGeco a contract for a 4D reservoir monitoring survey over 208 km2 in the Forties field and its surrounding area with an optional extension. The survey will use Q-Marine* point-receiver marine seismic technology, which is significantly more repeatable than conventional acquisition systems. WesternGeco has a long-standing partnership with Apache on the Forties field, on which it has acquired seismic data since 2010, including two 4D surveys.

Schlumberger and BP won the Best Oil & Gas Innovation/Technology Award in the subsurface category at the 2015 ADIPEC Conference in Abu Dhabi. The technical collaboration included petrophysical rock typing coupled with mechanical models that reflect local lithology and regional stress regimes, all of which helped optimize the value of hydraulic fracture stimulation in Oman’s Khazzan field. The innovative workflow benefited from a thorough understanding of the field’s subsurface controls on hydrocarbon storage capacity, flow capacity, mechanical stratigraphy, and regional tectonic influences. The new method to incorporate these effects has been developed through a proof of concept to establish improved completion efficiency, superior production, and significant cost savings compared to previous wells in the Khazzan field.

Reservoir Characterization Group

			(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015	Sequential		Year-on-year
Revenue	$1,747	$2,193	$2,655	-20%		-34%
Pretax operating income	331	521	672	-36%		-51%
Pretax operating margin	19.0%	23.8%	25.3%	-480	bps	-635	bps
Decremental operating margin				43%		38%

Reservoir Characterization Group revenue of $1.7 billion declined 20% sequentially, primarily due to seasonal winter slowdowns and project cancellations that impacted Wireline activities. Testing Services revenue declined significantly, particularly in Brazil, while lower multiclient and SIS software sales also contributed to the decline in the Group revenue.

Pretax operating margin of 19% declined 480 bps sequentially due to reduced high-margin Wireline services. A decline in revenue from multiclient and SIS software sales also contributed to a higher sequential decremental margin.

A combination of transformation program gains, integrated services benefits, and new technology deployments contributed to Reservoir Characterization product line performance in a number of locations during the first quarter.

In Malaysia, the Asia CRE in Port Klang uses advanced processes, including reliability-centered maintenance to enhance field equipment reliability, along with best practices to optimize asset utilization. In 2015, Testing Services centralized its regional downhole equipment fleet in the Asia CRE. The application of global traceability and a LEAN maintenance process improved equipment reliability and optimized maintenance costs, which led to a reduction in material and supply expenses. In addition, faster equipment turnaround times increased asset availability by 50%.

In North America, the transformation program enabled increases in workforce productivity through a combination of multiskilling and remote operations. When a customer in Canada needed resistivity measurements in an unstable well that was cased after a failed first logging attempt, the CHFR* cased-hole formation resistivity tool was an ideal solution. Upon short notice, a CHFR field engineer at the Houston Remote Operations Center provided support to the Canadian field engineers at the wellsite to complete 11 hours of logging and final analysis. Similarly, the Center fulfilled a customer request in Colorado using RSTPro* reservoir saturation tool technology for reservoir evaluation. The customer needed 24-hour operations to log 20 wells in four days. The Center stepped in to cover the night operations and completed the job on schedule with zero service quality incidents. The customer saved operational costs due to remote operations and decreased exposure to HSE risks.

The Schlumberger Integrated Services Management (ISM) multiyear contract for Shell on the Sail and Drill project concluded in February 2016 after drilling a total of five wells in three countries—Benin, Turkey and Gabon. A total of 16,120 m were drilled, complicated logistics were successfully managed, and the project was considered an operational success. The ISM model, including the collocation, integration, and aligned objectives of the Shell and Schlumberger teams, led to world-class performance with continuous improvement throughout the project. The customer acknowledged the key role ISM played on the Sail and Drill project in providing unparalleled support during unplanned events.

Offshore Romania, ISM completed a deepwater exploration project in the Black Sea. The project consisted of seven wells with over 22,000 m drilled during nearly two years of operations, with a combination of drilling, formation evaluation, and testing technologies that spanned 10 different product lines. Drilling technologies, which included the PowerDrive Xceed* rotary steerable system and the Rhino XS* hydraulically expandable and Rhino XC* on-demand hydraulically actuated reamers, set a record in the Black Sea for the longest drilled 17 1⁄2-in section of 1,551 m. Reservoir characterization technologies included Quanta Geo photorealistic reservoir geology service, the Saturn* 3D radial probe, and Muzic* wireless telemetry. As a result, the wells were delivered within the planned budget and met the customer’s program objectives.

In Abu Dhabi, SIS successfully completed deployment of the Exploration & Production Information Solutions (EXPRIS) project for Abu Dhabi National Oil Company and its operating companies. Awarded to SIS in 2012, the contract entails deployment to more than 1,000 users and provides them efficient and intuitive access to a variety of geophysical, geological, drilling, well completion, fluid sample analysis, well testing, and production data. EXPRIS is built on the ProSource* E&P data management and delivery system and allows users to apply the data in other technical applications, thus enhancing user productivity as well as team integration.

In Brazil, Wireline used a TuffLINE* torque-balanced composite wireline cable for Petrobras and set a new record for perforating the longest interval in the shortest operational time in the Lula pre-salt field. The TuffLINE* composite cable overcame the challenging conditions of ultra-deepwater wells, perforating a total of 134 m in 34 hours in 5 runs in the wells. This saved the customer 29 hours of rig time.

In the Norwegian North Sea, Wireline carried out reservoir formation testing and fluid sampling operations—including stress testing in conglomeratic reservoirs, chalk and overburden shales—in an appraisal well for Lundin Norway AS in the Edvard Grieg field. Formation-testing-while-tripping technology effectively evaluated permeability, anisotropy, and formation producibility, and captured formation fluid samples in the oil bearing zones, and allowed evaluation of permeability in the water zone. All services were performed at 100% operating efficiency and provided essential input to the customer’s mechanical earth model and field development plan.

Offshore China, Wireline used a combination of reservoir characterization technologies for CNOOC in an ultra-deepwater well in the South China Sea. In conjunction with XL-Rock large-volume rotary sidewall coring service and MDT* modular formation dynamics tester technology, the MSCT* mechanical sidewall coring tool replaced conventional core drilling methods. This combination of Wireline technologies saved the customer $1.2 million and the job was flawlessly executed with zero non-productive time.

Drilling Group

			(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015	Sequential		Year-on-year
Revenue	$2,493	$2,953	$3,922	-16%		-36%
Pretax operating income	371	494	778	-25%		-52%
Pretax operating margin	14.9%	16.7%	19.8%	-183	bps	-496	bps
Decremental operating margin				27%		29%

Drilling Group revenue of $2.5 billion decreased 16% sequentially from a sharp drop in drilling activity combined with persistent pricing pressure, seasonal winter slowdowns, and currency weaknesses that primarily impacted Drilling & Measurements and M-I SWACO results.

Pretax operating margin of 15% contracted 183 bps sequentially as revenue declined sharply on both lower activity and pricing weakness. Decremental margin, however, was maintained sequentially at 27% on prompt adjustment of resources.

In the first quarter, a combination of operational highlights, transformation program gains, and new technology deployments contributed to Drilling Group product line performance in locations around the world.

Offshore Brazil, the Drilling Group drilled four challenging pre-salt wells and one sidetrack for Repsol Sinopec during a 30-month campaign in the ultra-deepwater Campos basin. A total of 75 bottomhole assembly runs drilled more than 15 km. A collaborative business model with technology integration enabled a step-change in reliability and efficiency that led to completion of the last of the four wells 26 days ahead of schedule. The Repsol and Schlumberger engineering teams collaborated to create the best well construction design. Improved commercial alignment was established by using a performance-based model. A combination of “while-drilling” technologies enhanced characterization of the complex reservoir. Downhole drilling tool reliability, the use of Standard Work Instructions, and the planning and coordination support from ISM kept Drilling & Measurements nonproductive time to less than 8 hours out of a total operating time of 7,300 hours. Drilling & Measurements multiskilled directional drillers also used WELL COMMANDER* circulating tool technology and the Rhino* integrated borehole enlargement system to increase workforce productivity.

In Australia, the transformation program enabled Drilling & Measurements to decrease operational costs using remote operations for Chevron in Barrow Island. The Barrow Island CO2 injection project, which includes 17 wells, is expected to be the largest long-term CO2 storage project in the world with a planned injection of 3.3 to 4 million tons of CO2 per year. By implementing remote operations, Drilling & Measurements decreased operational costs; reduced HSE risks; and reduced the environmental footprint. In addition, the service delivery contributed to the 99.7% efficiency in total operating time.

The transformation program also enabled increases in workforce productivity through remote operations in US land. By establishing a command center in the Permian basin, Drilling & Measurements increased remote operations activity by 27% and reduced exposure to HSE risks. As a result, ROP improved 82%, which reduced well costs and delivery times for customers. In addition, operational reliability in 2015 benefitted from a 31% improvement compared to the previous year. Combined with these results, the remote operations command center also helped balance field crew loading.

The Drilling Group reached a milestone in the transformation program by increasing workforce productivity through multiskilling on operations for customers in Italy and Egypt. In Italy, drilling fluids engineers were cross-trained to operate solids control equipment, with directional drillers to operate specialized tools. This reduced footprint at the rig site, decreased HSE risks, and led to an increase in capacity equivalent to 33 man-years in 2015. In Egypt, the Drilling Group was also able to increase workforce productivity by multiskilling and remote operations with a total of 27 field engineers and directional drillers from Drilling & Measurements, M-I SWACO, and Bits & Drilling Tools being cross-trained to run bits. In combination with remote operations, this resulted in decreased operational cost and increased capacity equivalent to the work of 162 people.

Offshore Canada, Schlumberger completed a total of 500 days and 10,000 cumulative operational hours on a multiyear integrated services contract for Statoil in deepwater in the Flemish Pass, with no HSE incidents. A combination of technologies from Drilling & Measurements, Smith Bits, M-I SWACO, Geoservices, and Bits & Drilling Tools enabled Statoil to achieve a new net ROP record of 190.1 m/h, through multiple, hard stringer formations—surpassing the previous record established during the same campaign in 2015.

Offshore Australia, Drilling & Measurements used GeoSphere* reservoir mapping-while-drilling service for Quadrant Energy Ltd. to drill 6 multilateral wells with 15 laterals in the Coniston Field. The highly faulted nature of the reservoir meant that only 15 to 20% of the oil in place was recoverable, and well placement was of the utmost importance to maximize recovery. GeoSphere technology revealed subsurface bedding and fluid contact details more than 100 ft from the wellbore, which allowed for optimum well placement and also revealed previously undetected oil reserves. As a result, the total depth of the laterals was extended by 11,155 ft and the customer benefitted from expected increase of oil recovery.

Offshore Mexico, M-I SWACO introduced dynamic pressure management technologies for PEMEX to drill high-pressure and high-temperature exploration wells in shallow water. The use of managed pressure drilling in an offshore environment drilled through a narrow operational window, eliminated fluid losses, and increased drilling performance. The customer was able to confirm the reservoirs and book additional oil reserves in one-third of the conventional drilling time.

Offshore Norway, Bits & Drilling Tools used Stinger* conical diamond element technology on a TCT two-cone customized drill bit for Statoil to drill a vertical section in the Gymir well in Block 6706. The vertical section was drilled in a single run, and as a result, Statoil achieved one of its fastest wells drilled from spud to total depth by taking less than two weeks from rig setup to rig move. In addition, the customer set a net ROP record of 92 m/hr.

In US Land, Bits & Drilling Tools ONYX 360* rolling cutter drillbit technology improved drilling efficiency for QEP Energy Company in the Pinedale Anticline of Wyoming. ONYX 360 drillbit technology allows for the dissipation of heat during drilling rotation, supporting drillbit durability in highly abrasive formations. The application of ONYX 360 technology enabled the customer to improve ROP and reduce the number of rig trips for bit wear compared to offset wells, saving 11 hours of drilling time per well.

Production Group

			(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015	Sequential		Year-on-year
Revenue	$2,348	$2,632	$3,705	-11%		-37%
Pretax operating income	208	302	544	-31%		-62%
Pretax operating margin	8.9%	11.5%	14.7%	-258	bps	-580	bps
Decremental operating margin				33%		25%

Production Group revenue of $2.3 billion decreased 11% sequentially with 74% of the decrease attributable to a further decline in North America land activity as customer E&P spending suffered another round of cuts, which led to a further decline in rig count and increased pricing pressure. Before the new round of cuts, market pricing for pressure pumping services was already at unsustainable levels with a number of service companies in dire financial condition.

Pretax operating margin of 9% decreased 258 bps sequentially primarily from further pricing weakness in pressure pumping services. Sequential decremental operating margin increased to 33% due to higher decrementals in North America.

A variety of new Production Group product line technologies helped customers meet technical challenges during the quarter by increasing operational efficiency, accelerating production, and enhancing recovery.

Schlumberger used a combination of technologies in Mexico to achieve complete zonal isolation in two deepwater exploration wells. Well Services Invizion well integrity services enabled the integration of drilling, petrophysical, and geomechanical real-time data to provide robust cementing designs that helped improve zonal isolation and increased the success of stimulation treatments. In addition, Drilling & Measurements SonicScope* multipole sonic-while-drilling service provided compressional and shear measurements to estimate pore pressure as well as fracture gradients. These two technologies provided a comprehensive analysis of the cementing jobs, and the high-quality zonal isolation enabled the customer to avoid costly workover operations that can add approximately $1.2 million per day in operating costs.

Offshore Ghana, Well Services used Invizion Evaluation* well integrity evaluation service for Tullow Oil in the Jubilee field. Invizion Evaluation technology ensured effective zonal isolation for one well so the lessons learned could be applied to other development wells. The evaluation helped optimize production and avoided costly remedial operations that saved the customer $245,000 per well and rig time valued at $1.5 million.

In Ecuador, Artificial Lift successfully installed a ZEiTECS Shuttle* rigless ESP replacement system in a well for ANDES Petroleum. The plug-and-play design means that any standard ESP assembly can be retrieved and redeployed without a rig using wireline, coiled tubing, or sucker rods. The ZEiTECS Shuttle system improved efficiency, reduced operating cost, minimized production deferment, eliminated disruption to operations, and reduced HSE risk.

In Oman, Schlumberger Well Services introduced FUTUR* self-healing cement system for Petroleum Development Oman to provide long-term zonal isolation in wells in the Saih Nihayda field. FUTUR technology is self-repairing when it comes in contact with hydrocarbons, successfully sealing pathways and restoring well integrity without the need for well intervention. High-quality zonal isolation enabled the customer to decrease exposure to HSE risks as well as to potentially save the cost of drilling replacement wells.

In the UK sector of the North Sea, Artificial Lift deployed MaxFORTE* high-reliability electrical submersible pump technology for Apache North Sea Ltd. in wells in the Forties field. The extended run life of MaxFORTE technology compared to conventional pump systems allows the customer to benefit from decreased workover rig time, increased well uptime, and lower production deferment.

Financial Tables

Condensed Consolidated Statement of Income

(Stated in millions, except per share amounts)

	Three Months
Periods Ended March 31,	2016	2015

Revenue	$6,520	$10,248
Interest and other income	45	49
Expenses
Cost of revenue	5,460	8,096
Research & engineering	240	267
General & administrative	110	119
Restructuring & other (1)	—	439
Interest	133	82

Income before taxes	$622	$1,294
Taxes on income (1)	99	306

Net income	523	988
Net income attributable to noncontrolling interests	22	13

Net income attributable to Schlumberger (1)	$501	$975

Diluted earnings per share of Schlumberger (1)	$0.40	$0.76

Average shares outstanding	1,254	1,276
Average shares outstanding assuming dilution	1,259	1,285

Depreciation & amortization included in expenses (2)	$967	$1,042

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

(Stated in millions)

	Mar. 31, 2016	Dec. 31, 2015
Assets
Current Assets
Cash and short-term investments	$14,432	$13,034
Receivables	8,382	8,780
Other current assets	4,886	5,098

	27,700	26,912
Fixed income investments, held to maturity	401	418
Fixed assets	13,259	13,415
Multiclient seismic data	1,108	1,026
Goodwill	15,649	15,605
Intangible assets	4,551	4,569
Other assets	6,473	6,060

	$69,141	$68,005

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$6,725	$7,727
Estimated liability for taxes on income	1,269	1,203
Short-term borrowings and current portion of long-term debt	4,254	4,557
Dividends payable	632	634

	12,880	14,121
Long-term debt	17,233	14,442
Postretirement benefits	1,392	1,434
Deferred taxes	923	1,075
Other liabilities	1,051	1,028

	33,479	32,100
Equity	35,662	35,905

	$69,141	$68,005

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt.

Details of changes in Net Debt follow:

(Stated in millions)

Periods Ended March 31,	Three Months 2016	Three Months 2015
Net income before noncontrolling interests	$523	$988
Restructuring and other charges, net of tax	—	383

Net income before noncontrolling interest, excluding charges & credits	523	1,371
Depreciation and amortization (1)	967	1,042
Pension and other postretirement benefits expense	60	114
Stock-based compensation expense	61	80
Pension and other postretirement benefits funding	(45)	(120)
Increase in working capital (2)	(463)	(770)
Other	107	53

Cash flow from operations	1,210	1,770

Capital expenditures	(549)	(606)
SPM investments	(597)	(109)
Multiclient seismic data capitalized	(167)	(101)

Free cash flow (3)	(103)	954

Stock repurchase program	(475)	(719)
Dividends paid	(629)	(512)
Proceeds from employee stock plans	163	182

	(1,044)	(95)

Business acquisitions and investments, net of cash acquired plus debt assumed	(81)	(79)
Other	18	74

Increase in Net Debt	(1,107)	(100)
Net Debt, beginning of period	(5,547)	(5,387)

Net Debt	$(6,654)	$(5,487)

Components of Net Debt	Mar. 31, 2016	Dec. 31, 2015	Mar. 31, 2015
Cash and short-term investments	$14,432	$13,034	$6,803
Fixed income investments, held to maturity	401	418	436
Short-term borrowings and current portion of long-term debt	(4,254)	(4,557)	(3,828)
Long-term debt	(17,233)	(14,442)	(8,898)

	$(6,654)	$(5,547)	$(5,487)

(1)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(2)	Includes severance payments of approximately $260 million and $245 million during the three months ended March 31, 2016 and March 31, 2015, respectively.
(3)	“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data capitalized. Management believes that this is an important measure because it represents funds available to reduce debt and pursue opportunities that enhance shareholder value such as making acquisitions, and returning cash to shareholders through stock repurchases and dividends.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this First-Quarter Earnings Release and Supplemental Information also include non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

(Stated in millions, except per share amounts)

	Fourth Quarter 2015
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net income, excluding charges & credits	$1,034	$188	$27	$819	$0.65

Fixed asset impairments	(776)	(141)	—	(635)
Workforce reduction	(530)	(51)	—	(479)
Inventory write-downs	(269)	(27)	—	(242)
Impairment of SPM project in Colombia	(182)	(36)	—	(146)
Facility closures	(177)	(37)	—	(140)
Geopolitical events	(77)	—	—	(77)
Contract terminations	(41)	(2)	—	(39)
Other	(84)	(7)	—	(77)

Schlumberger net loss, as reported	$(1,102)	$(113)	$27	$(1,016)	$(0.81)

	First Quarter 2015
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net income, excluding charges & credits	$1,733	$362	$13	$1,358	$1.06

Workforce reduction	(390)	(56)	—	(334)
Currency devaluation loss in Venezuela	(49)	—	—	(49)

Schlumberger net income, as reported	$1,294	$306	$13	$975	$0.76

There were no charges or credits during the first quarter of 2016.

Product Groups

(Stated in millions)

	Three Months Ended
	Mar. 31, 2016		Dec. 31, 2015		Mar. 31, 2015
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,747	$331	$2,193	$521	$2,655	$672
Drilling	2,493	371	2,953	494	3,922	778
Production	2,348	208	2,632	302	3,705	544
Eliminations & other	(68)	(9)	(34)	(29)	(34)	(1)
Pretax operating income		901		1,288		1,993

Corporate & other	—	(172)	—	(179)	—	(192)
Interest income(1)	—	13	—	8	—	8
Interest expense(1)	—	(120)	—	(83)	—	(76)
Charges & credits	—	—	—	(2,136)	—	(439)

	$6,520	$622	$7,744	$(1,102)	$10,248	$1,294

Geographic Areas

(Stated in millions)

	Three Months Ended
	Mar. 31, 2016		Dec. 31, 2015		Mar. 31, 2015
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
North America	$1,464	($10)	$1,955	$139	$3,222	$416
Latin America	1,280	296	1,407	324	1,648	354
Europe/CIS/Africa	1,698	320	2,059	428	2,538	532
Middle East & Asia	2,002	446	2,248	507	2,703	774
Eliminations & other	76	(151)	75	(110)	137	(83)

Pretax operating income		901		1,288		1,993
Corporate & other	—	(172)	—	(179)	—	(192)
Interest income(1)	—	13	—	8	—	8
Interest expense(1)	—	(120)	—	(83)	—	(76)
Charges & credits	—	—	—	(2,136)	—	(439)

	$6,520	$622	$7,744	$(1,102)	$10,248	$1,294

(1)	Excludes interest included in the Product Groups and Geographic Areas results.

Supplemental Information

1)	What is the definition of decremental operating margin?

Decremental operating margin is equal to the ratio of the change in pretax operating income over the change in revenue.

2)	What were the pretax operating income margin and decremental operating margin for the first quarter of 2016?

For the first quarter of 2016, the pretax operating income margin was 13.8%. The year-over-year decremental operating margin was 29% and the sequential decremental operating margin was 32%.

3)	What was the free cash flow for the first quarter of 2016?

Free cash flow, was -$103 million for the first quarter of 2016 and included approximately $260 million of severance payments, $597 million of SPM investments, $549 million of capex, and $167 million of multiclient seismic data.

4)	What is the capex guidance for the full year 2016?

Capex (excluding multiclient, SPM investments and Cameron) is expected to be $2.0 billion for 2016. Cameron capex in the first quarter of 2016 was $37 million and is expected to be $200 million for 2016.

5)	What was included in “Interest and other income” for the first quarter of 2016?

“Interest and other income” for the first quarter of 2016 was $45 million. This amount consisted of earnings of equity method investments of $25 million and interest income of $20 million.

6)	How did interest income and interest expense change during the first quarter of 2016?

Interest income of $20 million increased $6 million sequentially. Interest expense of $133 million increased $42 million sequentially.

7)	What is the difference between pretax operating income and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items (including charges and credits) and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives and other nonoperating items.

8)	What was the effective tax rate (ETR), excluding charges and credits, for the first quarter of 2016?

The ETR for the first quarter of 2016, excluding charges and credits, was 15.9% as compared to 18.2% for the fourth quarter of 2015.

The ETR for the fourth quarter of 2015, including charges and credits, was 10.2%.

9)	How many shares of common stock were outstanding as at March 31, 2016 and how did this change from the end of the previous quarter?

There were 1.252 billion shares of common stock outstanding as of March 31, 2016. The following table shows the change in the number of shares outstanding from December 31, 2015 to March 31, 2016.

(Stated in millions)
Shares outstanding at December 31, 2015	1,256
Shares sold to optionees, less shares exchanged	1
Vesting of restricted stock	—
Shares issued under employee stock purchase plan	2
Stock repurchase program	(7)

Shares outstanding at March 31, 2015	1,252

10)	What was the weighted average number of shares outstanding during the first quarter of 2016 and fourth quarter of 2015 and how does this reconcile to the average number of shares outstanding, assuming dilution used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding during the first quarter of 2016 and fourth quarter of 2015 was 1.254 billion and 1.259 billion, respectively. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution.

(Stated in millions)
	First Quarter 2016	Fourth Quarter 2015
Weighted average shares outstanding	1,254	1,259
Assumed exercise of stock options	1	2
Unvested restricted stock	4	3

Average shares outstanding, assuming dilution	1,259	1,264

11)	What were multiclient sales in the first quarter of 2016?

Multiclient sales, including transfer fees, were $77 million in the first quarter of 2016 and $117 million in the fourth quarter of 2015.

12)	What was the WesternGeco backlog at the end of the first quarter of 2016?

WesternGeco backlog, which is based on signed contracts with customers, was $966 million at the end of the first quarter of 2016. It was $1.13 billion at the end of the fourth quarter of 2015.

13)	What were the orders and backlog for Cameron’s Subsea and Drilling segments?

Subsea and Drilling orders and backlog were as follows:

(Stated in millions)
	First Quarter 2016	Fourth Quarter 2015
Orders
Subsea	$305	$481
Drilling	$150	$169

Backlog (at the end of period)
Subsea	$2,870	$3,011
Drilling	$1,308	$1,611

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 93,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues of $35.47 billion in 2015. For more information, visit www.slb.com.

*	Mark of Schlumberger or of Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, April 22, 2016. The call is scheduled to begin at 8:00 a.m. (US Central Time), 9:00 a.m. (Eastern Time) and 3:00 p.m. (Paris time). To access the call, which is open to the public, please contact the conference call operator at +1 (800) 288-8967 within North America, or +1 (612) 333-4911 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until May 22, 2016 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside of North America, and providing the access code 385312.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site until June 30, 2016.

For more information, contact

Simon Farrant – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

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This first-quarter 2016 earnings release and Supplemental Information, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the integration of Cameron into our business; the anticipated benefits of the Cameron transaction; the success of Schlumberger’s joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing erosion; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; the inability to successfully integrate Cameron and to realize expected synergies; the inability to retain key employees; and other risks and uncertainties detailed in this first-quarter 2016 earnings release and Supplemental Information and our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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